Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

SC TO-I
(Form Type)

Blackstone Private Credit Fund
(Name of Issuer)

Blackstone Private Credit Fund
(Name of Person(s) Filing Statement)

Table 1: Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee
Fees to Be Paid	$2,090,466,236(1)	0.00015310	$320,050.38(2)
Fees Previously Paid
Total Transaction Valuation	$2,090,466,236		$320,050.38
Total Fees Due for Filing			$320,050.38
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due			$320,050.38

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(1)      The transaction valuation is calculated as the aggregate maximum purchase price for common shares of beneficial interest, par value $0.01 (the “Shares”), of Blackstone Private Credit Fund (the “Fund”). This amount is based upon the offer to purchase up to 82,790,742 Shares and the net asset value per Class I Share, Class S Share, and Class D Share as of March 31, 2025.

(2)      Calculated at $153.10 per $1,000,000.00 of the transaction valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2025.